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                                                                   EXHIBIT 10.51

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND SEPARATELY FILED WITH THE COMMISSION.

                       INTERDIGITAL TECHNOLOGY CORPORATION

                            PATENT LICENSE AGREEMENT

THIS IS A PATENT LICENSE AGREEMENT (the "Agreement"), dated May 8, 1995, (the "Effective Date") between InterDigital Technology Corporation ("ITC"), a Delaware corporation with a mailing address of 913 Market Street, Suite 802, Wilmington, DE 19801, and NEC Corporation ("Licensee"), a Japanese corporation with a mailing address of [**].

                                   BACKGROUND

ITC owns and has the right to license the Licensed Patents (defined below) and is willing to grant worldwide, non-exclusive licenses thereunder on the terms set forth below. Licensee desires to obtain such a license.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties agree as follows:

1    Definitions. As used herein:

(a) "Affiliate" means IDC, or a corporation or other legal entity fifty percent (50%) or more of the voting stock or control of which is owned, directly or indirectly, by Licensee, IDC, or ITC, as the case may be.

(b) "Cellular Unit" means a Covered Subscriber Unit other than a PCS/PHS Unit or Wireless Local Loop Subscriber Unit.

(c) "Covered Infrastructure Unit" means Infrastructure Equipment that is designed to operate in accordance with a Covered Standard.

(d) "Covered Standards" mean IS-54, IS-136, GSM, DCS-1800/1900, PDC, PHS and additional standards for digital wireless communications products as added pursuant to Paragraph 4, below, and various derivations thereof that do not fundamentally alter the character thereof, where the use and operation of products in conformity with such standards is covered by one or more claims of the Licensed Patents.

(e) "Covered Subscriber Units" means Subscriber Units that are built to operate in accordance with one or more Covered Standards.

(f) "DCS 1800/1900" means the compatibility standard developed for personal communications systems based on GSM but intended for use in the 1.8Ghz and/or 1.9 Ghz frequency bands.

       ** Material omitted and filed separately with the Commission.

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(g)  "GSM" means the compatibility standard developed for the 900 MHZ
     PanEuropean digital TDMA cellular mobile radio communication system, promulgated by the European Telecommunication Standards Institute, as amended from time to time.

(h) "IDC" means InterDigital Communications Corporation. ITC is a wholly owned subsidiary of InterDigital Patents Corporation which is an Affiliate of IDC.

(i) "Infrastructure Equipment" means mobile switching centers, base station controllers, base stations, digital transceivers, and similar telephony equipment, which are used to interconnect a Covered Subscriber Unit to the wired telephone network. Switching equipment may be included in the mobile switching center or the base station controller.

(j) "IS-54" means Cellular Dual Mode Mobile Station - Base Station Compatibility Standards, promulgated by the Electronics Industry Association and the Telecommunications Industry Association, as amended from time to time.

(k) "IS-136" means an improved version of 15-54 which includes, among other things, a digital control channel.

(l) "Licensed Patents" means every issued patent derived from a patent application which bears a first effective filing date on or before February 28, 2002 and owned at any time by ITC or its Affiliates or for which ITC has the right to grant the licenses conveyed hereunder, (including utility models but excluding design patents and design registrations) in any country of the world, which covers the manufacture, use, sale or lease of Subscriber Units and/or Infrastructure Equipment for use in TDMA based digital wireless telecommunications systems. Licensed Patents shall also include published patent applications which, but only to the extent that ITC would have the right, under the laws of the nation in which said applications are published, to recover damages for infringement of said application during the period of publication. Licensed Patents shall not include patents of an entity that acquires IDC. Appendix B contains a complete listing of the existing patents and patent applications relating to TDMA based digital wireless telecommunications systems owned by ITC (including the expiration date of each such patent). ITC shall update such list annually or as otherwise requested by Licensee during the term of this Agreement to add newly filed or issued patent applications or patents. The identity and contents (if provided) of any patents applications shall be maintained in confidence by Licensee; provided that Licensee shall have no confidentiality obligation with respect to any information which:

     (i) is already publicly available, or becomes publicly available except by Licensee's breach of the confidentiality obligation herein,

     (ii)  is already known to Licensee at the time of the disclosure,

     (iii) is legitimately obtained by Licensee from a third party without confidentiality obligation, or

     (iv)  is independently developed by Licensee at any time.

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(m)  "Licensed PDC Infrastructure Equipment" means PDC Infrastructure Equipment licensed under this Agreement.

(n) "Licensee" means the company identified as "Licensee" on page 1 of this Agreement, and its Affiliates.

(o) "Manufacturer's Average Selling Price" means the average price at which a Covered Subscriber Unit is sold by the manufacturer in an arms' length transaction after deducting the following items to the extent actually paid: (i) usual trade discounts, (ii) packing costs, (iii) costs of insurance and transportation, and (iv) import, export, excise, sales and value added taxes and custom duties. The determination of the Manufacturer's Average Selling Price shall be made once each calendar year and shall be based on sales of the applicable model of Covered Subscriber Unit in the immediately preceding calendar quarter.

(p) "Net Selling Price" means the amount actually invoiced to the customer for a Covered Infrastructure Unit less packing, insurance and shipping costs, applicable import, export and excise duties, returns, trade discounts given, insurance and installation costs, to the extent included in the Net Selling Price, [**]. If base stations or other Infrastructure Equipment contain integrated switching equipment, royalties shall be payable with respect to the entire cost of such base stations or other Infrastructure Equipment, provided, however, [**].

(q) "PCS Unit" means a Covered Subscriber Unit that (i) complies with DCS 1800/1900 and (ii) whose Manufacturer's Average Selling Price is fifty percent (50%) or less of the Manufacturer's Average Selling Price of a typical GSM Subscriber Unit in the country in which such Subscriber Unit is sold. Any DCS 1800/1900 Subscriber Unit that does not satisfy both of the foregoing conditions shall be treated as a Cellular Unit for purposes of this Agreement.

(r) "PCS/PHS Unit" means a (i) Subscriber Unit that complies with PHS, or (ii) a PCS Unit.

(s) "PDC" means the RCR STD 27 compatibility standard developed in Japan known as PDC or Personal Digital Cellular or PanAsian Digital Cellular for TDMA

______________
     ** Material has been omitted and filed separately with the Commission.

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     digital wireless mobile radio communication systems, as amended from time to time.

(t) "PHS" means the RCR STD 28 compatibility standard developed in Japan and known as the Personal Handyphone Standard, as amended from time to time.

(u) "PDC Infrastructure Equipment" means Infrastructure Equipment designed for use in conjunction with PDC Subscriber Units.

(v) "PDC Infrastructure Unit" means a PDC base station which is used as the method of tracking the royalties payable for PDC Infrastructure Equipment.

(w) "Subscriber Unit" means a radiotelephone, whether fixed, mobile, transportable, vehicular, portable or hand-held, adapted for use by a single person. A Subscriber Unit may be a Wireless Local Loop Subscriber Unit.

(x)  [**]

(y)  TDMA" means time division multiple access.

(z) "Unlicensed Subscriber Unit" means a Subscriber Unit built in accordance with a Covered Standard by a third party that is not licensed under the Licensed Patents for the manufacture, use and sale of such Subscriber Unit.

(aa) "Wireless Local Loop Subscriber Unit" means a Subscriber Unit, other than a PHS Subscriber Unit, used in a digital wireless communication system that is specifically designed for the purpose of providing fixed wireless telephone service.

2 License Grant. ITC hereby grants to Licensee a non-exclusive, worldwide, royalty bearing license under the Licensed Patents to make, have made, import, use, sell, lease and/or otherwise distribute Covered Subscriber Units and Covered Infrastructure Units.

3    Limitations on License Grant.

(a) Third party purchasers of Covered Subscriber Units or Covered Infrastructure Units purchased directly or indirectly from Licensee shall have the right to use and sell such purchased products for their normal or expected uses without obligation under patents to ITC or its Affiliates.

(b) Notwithstanding the terms of subparagraph (a), no license is granted by estoppel or implication to any third party customer of Covered Subscriber Units to make, use or sell Infrastructure Equipment, and no license is granted by estoppel or implication to any third party customer of Covered Infrastructure Units to make, use or sell Subscriber Units, and any claims that ITC may have against a third party manufacturer of Unlicensed Subscriber Units that the use of such Unlicensed Subscriber Units with Infrastructure Equipment licensed hereunder

____________
     ** Material has been omitted and filed separately with the Commission.

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     contributorily infringe or induce the infringement of any claims of any of the Licensed Patents are expressly reserved by ITC hereunder.

(c) Notwithstanding the terms of subparagraph (b), in no event shall Licensee be held liable for contributory infringement or inducing infringement (or under any similar theory of liability), based on the uses made of Covered Subscriber Units or Covered Infrastructure Units by direct or indirect purchasers, regardless of the manner in which such Covered Subscriber Units or Covered Infrastructure Units are sold, marketed or promoted by Licensee.

4    Additional Covered Standards.

(a) ITC and Licensee shall each have the right to designate additional standards (including, without limitation, Licensee product architectures, even if such architectures are not the subject of an industry standard) as candidates for adoption as Covered Standards, by giving written notice to the other. Any such designation shall include a full description of the standard, and a list of those patent claims which are deemed to cover the use and operation of Licensee's products in conformity with that standard.

(b) If candidates for adoption as additional Covered Standards are designated by ITC, Licensee shall retain the right to object to such designation on the ground that such candidate is not a Covered Standard. If the parties are unable to reach agreement on this issue, this dispute will be resolved under the dispute resolution provisions of Paragraph 18.

(c) If a candidate for adoption as an additional Covered Standard is adopted as such, either by agreement of the parties or through the Paragraph 18 dispute resolution process, the parties shall enter into good faith negotiations to determine an appropriate royalty applicable to Covered Subscriber Units or Covered Infrastructure Units which comply with such additional Covered Standard. Such negotiations shall take into consideration the Manufacturer's Average Selling Price of such product, the Licensed Patents covering such product and the royalty rates and terms contained herein.

(d) In the event that an additional Covered Standard is adopted prior to the exhaustion of prepaid royalties, Licensee shall have the option to apply prepaid royalties towards products compliant with such additional Covered Standard. Such prepaid royalties will be applied at a rate consistent with the ratio between the royalty rate applicable to already covered products and the royalty rate applicable to newly covered products. For example, if a 1995 royalty rate of $[**] per unit were applied to a Subscriber Unit covered by an additional Covered Standard, sales of such Subscriber Unit would be applied against the prepaid royalty credit at a rate of two such Subscriber Units for every PCS/PHS unit which would otherwise be applicable against the royalty credit, reflecting the ratio between $[**] and $[**].

(e) In no event shall the adoption of additional Covered Standards increase the royalty payable on any Covered Infrastructure Unit or Covered Subscriber Unit

____________
     ** Material has been omitted and filed separately with the Commission.

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         which is or would be already subject to payment of royalties hereunder, or affect the allocation of the prepaid royalties to such a product. Thus, if a particular Licensee product is already subject to royalty payments based on the compliance of that product with an existing Covered Standard, the royalty payable on current and future sales of such product will not be affected by the adoption of an additional Covered Standard with which that product is compliant. In addition, if Licensee introduces a product in the future, and if that product is compliant with a Covered Standard listed in the originally executed version of this Agreement, the adoption of an additional Covered Standard with which that product is compliant will not increase the royalties otherwise payable on that product.

5        Payment of License Fees.

(a)      Advance Payment.

   (i) Licensee shall pay ITC Twenty Three Million, Five Hundred and Thirty One Thousand, Two Hundred and Sixty Six U.S. Dollars ($23,531,266) as the unconditional irrevocable payment in full for the license granted under Paragraph 2 hereof on the sale of the first [**] Cellular Units, net of credits and returns.

   (ii) Licensee shall pay ITC Three Million, Four Hundred Eight Thousand Fourteen U.S. Dollars ($3,408,014) as the unconditional irrevocable payment in full for the license granted under Paragraph 2 hereof on the anticipated revenue associated with the sale of Covered Infrastructure Units listed in Appendix A, net of credits and returns.

   (iii) Five Million U.S. Dollars ($5,000,000) of the advance payment specified in subparagraphs (i) and (ii) has already been paid by Licensee. The remaining amount of the advance payment specified in subparagraphs (i) and (ii), less any Japanese withholding taxes required to be withheld, will be paid by wire transfer on or before May 25, 1995.

   (iv) At Licensee's option, advance payments may be applied to any product licensed hereunder.[**] Thus, Licensee shall have the right to apply payments made under subparagraph (i) to Covered Infrastructure Units, and the right to apply payments made under subparagraph (ii) to Cellular Units.

   (v) The amount of the prepayment made under this subparagraph 5(a) has been determined on the basis of the sales projections set forth on the spreadsheet attached hereto as Appendix A, using the royalty rates set forth in paragraph 5(b) with an interest rate of [**] percent [**]% used to compute present value and with a discount of [**] percent [**]% for economic uncertainty and as consideration for prepayment of royalties. Licensee represents that its sales projections are fair and reasonable, and represent its best current estimates of its sales of Covered Subscriber Units and Covered Infrastructure Units. In the event that the actual number of Covered Subscriber Units or Covered Infrastructure Units sold by Licensee in a given year are more than 25% greater or less than the estimate set out in the Appendix A hereto, the number of such units covered by such prepaid

____________
        ** Material has been omitted and filed separately with the Commission.

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         royalties shall be recalculated to take into account the shorter or longer time for which the [**]% interest rate is being applied. Any dispute regarding any such adjustment shall be resolved under the terms of Paragraph 18.

(b)      Running Royalties.

   (i) Royalty rate. After exhaustion of the payment under subparagraph 5(a), Licensee shall pay royalties to ITC on each sale (exclusive of returns and credits) of a Covered Subscriber Unit or a Covered Infrastructure Unit as follows:

         Cellular Units:            Sold Prior to December 31, 1995 - $[**]
                                    Sold Prior to December 31, 1996 - $[**]
                                    Sold thereafter - $[**]

         PCS/PHS Units:             Sold Prior to December 31, 1995 - $[**]
                                    Sold Prior to December 31, 1996 - $[**]
                                    Sold thereafter - $[**]

         Covered Infrastructure
         Units:                     [**]% of the Net Selling Price of Covered
                                    Infrastructure Equipment

   (ii)  Cap on royalties.

               (1) The royalty rates set forth in subparagraph (i) above for Cellular Units and PCS/PHS Units are not intended to exceed [**]% of the Manufacturer's Average Selling Price for the applicable type of Covered Subscriber Units. Accordingly, once the advance payment is exhausted, Licensee shall have the option of providing ITC with information sufficient to determine the Manufacturer's Average Selling Price for each model of Covered Subscriber Unit. If the royalty provided for hereunder exceeds [**]% of the Manufacturer's Average Selling Price for a model of Covered Subscriber Unit, the royalty associated with such model of Covered Subscriber Units shall thereafter be reduced to [**]% of the Manufacturer's Average Selling Price for such Covered Subscriber Units. In each succeeding year, Licensee shall provide ITC with sufficient information to determine the Manufacturer's Average Selling Price of any Covered Subscriber Units for which the royalty has been reduced as described in this subparagraph, and the royalty for such Covered Subscriber Units shall be adjusted to take into account any subsequent price changes, with such royalty always to be maintained at the lower of (1) the rate specified in subparagraph (i), above, or (2) [**]%.


               (2) If required for purposes of subparagraph (ii)(1), above, Licensee shall make sufficient information available to ITC to enable it to independently verify the Manufacturer's Average Selling Price. If such information is not available, the parties shall jointly determine

____________
         **  Material has been omitted and filed separately with the Commission.

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                    a temporary Manufacturer's Average Selling Price to be used for one calendar quarter until an actual average Manufacturer's Average Selling Price can be determined as provided for in this Paragraph. ITC shall hold in confidence all Manufacturer's Average Selling Price supporting information provided hereunder.

(c) For purposes of this Agreement, the manufacture, sale, lease and/or use of a Covered Subscriber Unit or Covered Infrastructure Equipment shall apply against the applicable prepaid royalty credit of Paragraph 5(a) or the applicable running royalties of Paragraph 5(b), as the case may be, if manufactured, used, sold or leased in (i) the United States,
         (ii) any country where a valid foreign counterpart of U.S. Patent No. [**] has issued or been published for opposition at the time in question, but only if said counterpart contains claims which do not differ materially from those of the [**] Patent, or (iii) any country where a foreign counterpart application to U.S. Patent No. [**] has been published if, under the law of the applicable country, ITC is or shall be entitled to recover damages based on such publication, but only if said counterpart contains claims which do not differ materially from those of the [**] Patent. At the adjustment meetings provided for in Paragraph 7 hereof, if requested by Licensee, the parties shall consider whether and which Covered Subscriber Units or Covered Infrastructure Equipment of Licensee are within the scope of the issued claims of any non-U.S. patent of the type referred to in subparagraph 5(c)(ii) or (iii), above. Nothing herein shall be construed as affecting in any manner the territorial scope of the license set forth in Paragraph 2, above.

(d) Neither ITC nor its Affiliates currently have any issued Japanese patents or published Japanese patent applications for opposition which relate to TDMA digital wireless communications systems. Nothing herein contained shall be deemed to require that royalties be paid on, or a portion of the prepayment be allocated to, Licensee products manufactured, used and sold in Japan which are compliant with PHS, PCS or PDC, until and unless ITC acquires one or more Licensed Patents in Japan covering these standards.

(e) Only one royalty shall be payable by Licensee to ITC under this Agreement based on any Covered Subscriber Unit or Covered Infrastructure Unit. If Licensee incorporates into a Covered Subscriber Unit or a Covered Infrastructure Unit apparatus obtained from a third party, for which a license under the Licensed Patents already exist, the value of such apparatus shall be excluded from the royalty base for such product. In the event the relevant product is a Covered Subscriber Unit, such exclusion shall take the form of reducing the unit royalty payment required for such Covered Subscriber Unit.

(f) Any royalties payable on a published application shall be paid, or amounts subtracted from the prepayment, upon the issuance of the patent corresponding to said application, subject to the provisions of Paragraphs 5(c)(iii) and 7(e)(iii).

6        Wireless Local Loop Subscriber Units.

(a) If Licensee makes, uses or sells Covered Subscriber Units which are Wireless

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      ** Material has been omitted and filed separately with the Commission.

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         Local Loop Subscriber Units, ITC shall have the option of (1) treating such Wireless Local Loop Subscriber Units the same as other Covered Subscriber Units for royalty purposes or (2) imposing a royalty on such Wireless Local Loop Subscriber Units of [**] of the Manufacturer's Average Selling Price for each model of Wireless Local Loop Subscriber Unit.

(b) In the event that ITC elects to impose a royalty on Wireless Local Loop Subscriber Units which is greater than the royalty which would otherwise be payable on such units as Covered Subscriber Units, Licensee shall have the option of terminating the royalty-free license which is granted pursuant to Paragraph 13 hereof. In such an event, the parties shall negotiate a cross-license, with or without royalties, as appropriate, for Wireless Local Loop Subscriber Units and UltraPhone products. Such cross-license may include a modification of the royalty rate which would be otherwise payable by Licensee on Wireless Local Loop Subscriber Units, and may include the payment of royalties by IDC or its Affiliates on UltraPhone sales. In the event the parties are unable to agree on the terms of such a cross-license, the dispute will be submitted to the dispute resolution process of Paragraph 18.

7        Adjustments to Royalties.

(a) If requested by either party, the parties shall meet not more than annually during the term of this Agreement to discuss possible downward adjustments to royalties payable hereunder or other adjustments which may be required hereunder. Such adjustments may take the form of credits for additional units under the prepayment, or an adjustment of the running royalty rate, or both.

(b) Adjustment meetings shall take place during the first calendar quarter of each year and shall alternate between Wilmington, DE and Tokyo, Japan. In the event the parties are unable to agree on adjustments, the dispute shall be submitted to the dispute resolution procedures of Paragraph 18 hereof.

(c) Any adjustment pursuant to this Paragraph shall be effective on the date of the event giving rise to the right to have such an adjustment.

(d) If Licensee is entitled to an adjustment of royalties as a result of the operation of this Paragraph, and Licensee has at the time of such entitlement not utilized all of the prepayment, Licensee shall receive a credit of additional Cellular Units and/or Covered Infrastructure Units which shall be determined pursuant to good faith negotiations between the parties, or pursuant to Paragraph 18 if such good faith negotiations are not successful. A credit under the prepayment will not preclude an additional adjustment of the running royalty rate. A credit under the prepayment will take into account a reasonable interest rate under the circumstances used for purposes of computing present value.

(e)      [**]

         [**]

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      ** Material has been omitted and filed separately with the Commission.

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         (ii)  The expiration of any Licensed Patent.

   (iii) The failure of any published application which constitutes a Licensed Patent to issue within two (2) years of ITC's identification of such application as a Licensed Patent, or the issuance of a patent from such application with claims materially different from those present in the application as published.

         (iv) The entry of any agreement, judgment, litigation settlement, arbitration award or the like, pursuant to which a third party obtains the right to a prospectively lower royalty payment under Licensed Patents for the manufacture, use or sale of Covered Subscriber Units or Covered Infrastructure Equipment. In such an event, the royalty rates under this Agreement shall be reduced by[**]. In evaluating whether Licensee is entitled to any reduction in royalty fees under these provisions for most favored licensee treatment, the economic values of all relevant factors (including but not limited to acquisitions of products by or from IDC, joint development projects with IDC, joint venture relationships with IDC, royalty advances, and royalty guarantees) will be taken into account. For purposes of this subparagraph, Covered Subscriber Units shall be deemed to be equivalent to products manufactured by third parties which are designed to operate in accordance with the same Covered Standards as particular Covered Subscriber Units. This subparagraph shall not apply to license agreements executed prior to the Effective Date. Any adjustment under this subparagraph will take into account the royalty rates applicable to the third party, determined, if relevant,[**] and the rate of sale of Cellular Units and/or Covered Infrastructure Units compared to the applicable rate set forth in Appendix A.

(f) ITC shall be required to promptly inform Licensee of any event which might give rise to an adjustment under this Paragraph. In the event of an agreement, judgment, litigation settlement, arbitration award or the like, ITC shall promptly provide Licensee (or its independent outside counsel, if disclosure of the applicable document to Licensee is prohibited) with a copy of the relevant sections of the applicable documents.

(g)      [**]

         [**]

         [**]

         [**]


8        Payments. All running royalties payable shall be paid to ITC in U.S.
         Dollars on a quarterly basis, within forty-five (45) days after the end of each calendar quarter on products sold by Licensee during such calendar quarter. All applicable taxes which are required by law to be deducted from amounts payable to ITC (including deductions for Japanese withholding tax) shall be deducted from the royalties payable hereunder and paid to the relevant government authority by

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      ** Material has been omitted and filed separately with the Commission.

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     Licensee on ITC's behalf. If any such deduction is required by the elevant government, Licensee will furnish ITC with appropriate documentation evidencing the payment of such tax as issued by the appropriate authority of such government.

9    Japanese Withholding Tax Provision.

(a) For purposes of the applicability of Japanese withholding tax on the royalty advance, at Licensee's option, Licensee may either (i) pay on behalf of ITC the withholding tax on up to [**] of the advance royalties paid pursuant to Paragraph 5(a) hereof, or (ii) declare that at least [**]% of the anticipated manufacturing and sales plans of Licensee shall be allocated to non-Japanese source income, with the balance being allocated to Japanese source income.

(b) With respect to any additional royalties which may be payable in the future to ITC by Licensee, if, and to the extent, permitted by Japanese tax law, no withholding shall be made with respect to Covered Subscriber Units or Covered Infrastructure Units manufactured outside of Japan, or manufactured in Japan but intended for sale outside of Japan, provided, however that ITC shall indemnify Licensee against underpayment of withholding.

10   Reports.

(a) Until the exhaustion of the prepayment made hereunder, Licensee will provide to ITC an annual written report, setting forth the quantity of sales of each type of Covered Subscriber Unit and the number of Covered Infrastructure Units sold during such year, to the extent reasonably necessary for calculation of the amount of the prepayment applied to royalties hereunder.

(b) Following the exhaustion of the prepayment, Licensee shall accompany each payment with a written report setting forth the quantity of each type of Covered Subscriber Unit and Covered Infrastructure Unit sold during the prior calendar quarter, to the extent reasonably necessary for calculation of royalties payable hereunder, and, if applicable, additional information sufficient to determine the royalties payable for units which are subject to royalty percentages.

(c) All reports required under this paragraph will be certified to be complete and accurate by an officer of Licensee.

(d) All information contained in any reports furnished under this paragraph shall be held in confidence by ITC.

11   Audits.

(a) Licensee shall keep books and records adequate to accurately determine the payments due under this Agreement. The books and records must be retained for five (5) years after the delivery of the royalty report to which they relate. ITC shall have the right, no more than once per calendar year, to have an independent certified public accountant, who shall enter into an appropriate

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      ** Material has been omitted and filed separately with the Commission.

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     nondisclosure agreement with Licensee, inspect all relevant books and records of Licensee on seven (7) business days notice and during regular business hours to verify the reports and payments required to be made hereunder. The auditor shall disclose to ITC no more information than is reasonably necessary to determine any royalties owed hereunder. Should an underpayment in excess of [**] percent ([**]%) be discovered, Licensee shall pay the cost of the audit. In any event, Licensee shall promptly pay any underpayment together with interest at the annual rate of [**] percent ([**]%). All information obtained through such audit shall be held in confidence by ITC.

(b) Licensee shall have the right, no more than once per calendar year, to have a mutually acceptable independent certified public account, who shall enter into an appropriate nondisclosure agreement with ITC, inspect all relevant agreements, books and records, agreements, judgements, litigation settlements, arbitration awards and the like, relating to the Licensed Patents on seven (7) business days notice and during regular-business hours to verify the most favored licensee status of Licensee, taking into account the economic value of all relevant factors. The auditor shall disclose to Licensee no more information than is reasonably necessary for Licensee to verify its most-favored licensee status, and except in those extraordinary circumstances where the identity of a third party to an agreement or adjudication with ITC is essential information for the purposes of evaluating such agreement or adjudication, the auditor shall not disclose the identity of any such third party to Licensee. All information obtained through such audit shall be held in confidence by Licensee.

12 No Set Off. Licensee agrees and acknowledges that it has no right to, and shall not, attempt to set off amounts claimed to be owed based on any claim that it has or may have in the future against IDC or its Affiliates other than ITC, against amounts owed hereunder.

13 License Grant to IDC. Licensee hereby grants to IDC a worldwide, royalty free, paid-up, perpetual license under patents owned by it and its Affiliates, such license authorizing ITC and IDC to manufacture, use or sell any digital wireless telecommunications products based on the existing UltraPhone product line (including improvements thereof) manufactured and designed by or for IDC which are first offered for sale prior to one year from the Effective Date.

14 Additional Patent Licenses. With respect to any patents relating to digital wireless telephone systems owned by either party, or either party's Affiliates, which patents are not otherwise licensed hereunder, the owning party agrees to negotiate a reasonable license to make, have made, use, sell, lease and/or otherwise distribute Subscriber Units and Infrastructure Equipment on reasonable terms and conditions, taking into consideration the nature of the patent and the overall importance of the patent to the product. If no agreement can be reached on the nature of such terms, any dispute will be resolved under the dispute resolution procedures of this Agreement.

15 License Term. The term of this Agreement shall commence on the Effective Date and terminate upon the last-to-expire of the Licensed Patents applicable to

____________
      **  Material has been omitted and filed separately with the Commission.

     any Covered Standard, unless sooner terminated as provided herein.

16 Patent Marking. All Licensee Covered Subscriber Units intended for sale within the United States shall include a statement that they are licensed under U.S. Patents, including up to five patent numbers to be provided by ITC; provided that ITC shall represent and warrant that such patents cover such products and that all of its other licensees in the United States are also required to mark their corresponding products with such patent numbers.

17   Termination.

(a) This Agreement may be canceled by either party, upon forty-five (45) days' prior written notice, if the other party is in breach of any of its material obligations hereunder and the breach is not remedied within the notice period. In the event that the other party submits the underlying dispute to the dispute resolution procedures of this Agreement, the termination shall be held in abeyance until such procedures are completed, and shall only take effect if said procedures result in a determination that the other party is in material breach. In such event, the other party shall be given forty-five (45) days after such determination to remedy such breach, with the termination to take effect only if the breach has not been remedied during said period.

(b) This Agreement may be terminated without cause by Licensee upon written notice to ITC on thirty (30) days prior written notice, or at any time after the expiration, unenforceability, or invalidation of all of the Licensed Patents; provided, however, upon such termination, ITC shall have the right to take any action that it deems appropriate to collect royalties on products manufactured by Licensee after the termination and/or manufactured by Licensee before termination, but for which royalties due hereunder were not paid, which it believes are covered by the Licensed Patents.

18   Dispute Resolution.

(a) Negotiation of Disputes. In the event of any dispute arising under this Agreement (including, without limitation, failure of the parties to agree on royalty rates, number of Licensee's products covered by the prepaid royalties, royalty reductions for patent invalidity, non-coverage, unenforceability or expiration or most favored license provisions, or other matters concerning royalty rates), senior executives of the parties with decision making authority will meet in Wilmington, DE, Tokyo, Japan or such other city as may be agreeable to the parties as soon as reasonably possible (but no later than sixty (60) days after notice) and will enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within an additional sixty (60) days, the matter may be submitted to mediation and arbitration as provided for below.

(b) Mediation of Disputes. The parties agree to submit any unresolved dispute to a sole mediator selected by the parties as soon as reasonably possible but no later than sixty (60) days after notice). Any such mediation shall be non-binding. If not thus resolved, the parties will proceed as specified in subparagraph (c).

(c) Arbitration. Any disputes arising under this Agreement which are not resolved as provide for in subparagraphs 18(a) and (b) shall be submitted to an arbitration proceeding which shall take place in Washington, D.C. The proceeding shall be conducted under the then prevailing rules for commercial arbitration (or, if the matter involves issues of patent validity, infringement or enforceability, the patent arbitration rules) of the American Arbitration Association, by a panel of three (3) arbitrators reasonably acceptable to both of the parties, one of whom must have substantial experience in the field of telecommunications. The arbitrators shall have the authority to permit limited discovery to the extent required by a party in order to establish its position. The decision of the arbitrators shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Any monetary award shall be payable in U.S. dollars, free of any tax, offset or other deduction. Any determination of the arbitration shall be confidential to the parties hereto and binding solely on the parties hereto. The parties, their counsel, and the arbitrators shall take all reasonable steps to conclude the arbitration within six (6) months after it is instituted.

19   Miscellaneous.

(a) Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, registered mail, return receipt requested, or a qualified "Next Day Air" delivery service addressed as follows:

     If to ITC:   InterDigital Technology Corporation
                          [**]
                          Wilmington, Delaware 19801
                          Attention: President

     If to Licensee:   NEC Corporation
                          [**] Japan
                          Attention: [**]

(b) ITC warrants that it owns the patents and patent applications identified in Appendix B hereto and that such patent and applications include all those of ITC and its Affiliates concerning Covered Subscriber Units or Covered Infrastructure Units, that by Agreement with IDC, ITC will own all patents and patent application filed on or before February 28, 2002 for inventions made by IDC and its Affiliates and that it has the right to grant this license to the Licensed Patents. IDC shall confirm to Licensee in writing its agreement to assign all such patents and patent application to ITC.

(c)  Nothing in this Agreement shall be construed as:

     (i)    Requiring the maintenance of the Licensed Patents;

     (ii)   A warranty as to the validity or scope of the Licensed Patents;

     (iii) A warranty or representation that any product will be free from infringement of patents of third parties;

____________
         ** Material has been omitted and filed separately with the Commission.

     (iv) An agreement to bring or prosecute actions against third party infringers of the Licensed Patents;

     (v) Conferring any license or right under any patent other than the Licensed Patents; or

     (vi) Conferring any right to use the Licensed Patents outside the field of use defined by the license grant of Paragraph 2.

(d) This Agreement is personal to Licensee and may not be assigned or transferred, nor may any license granted hereunder be assigned or transferred, whether by operation of law or otherwise, and any attempt to make any such assignment or transfer shall be null and void; provided, however, this Agreement may be transferred in connection with the sale of all or substantially all of the business or assets of Licensee to which this Agreement relates. The license granted hereunder to Licensee shall survive any transfer by operation of law or otherwise of the Licensed Patents or otherwise of the Licensed Patents or this Agreement by ITC.

(e) Licensee and ITC agree to hold in confidence and not to disclose, except under a requirement of confidentiality or an appropriate protective order, any of the terms of this Agreement, except as required by law or government regulation, or except to the party's outside counsel. The press release attached as Appendix C shall be issued by ITC on or after the Effective Date, but not before the ratification of this Agreement by Licensee's Board of Directors; provided that ITC shall first provide to Licensee an opinion of counsel that disclosure of the amount of the prepaid royalty under Paragraph 5 is required by U.S. securities laws. The per-unit royalties pursuant to Paragraph 5 will not be disclosed. Such press release, when and if issued, and shall be the basis for any further disclosures concerning this Agreement by IDC.

(f) The validity and interpretation of this Agreement shall be governed by Delaware law, without regard to conflict of laws principles and the parties submit to the jurisdiction of the state and federal courts of the State of Delaware solely for the purpose of enforcing the dispute resolution clause set forth in Paragraph 18. Process may be served on either party by U.S. Mail, postage prepaid, or by a recognized "Next Day Air" service.

(g) This Agreement contains the complete and final agreement between the parties, and supersedes all previous understandings relating to the subject matter hereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

INTERDIGITAL TECHNOLOGY                    NEC CORPORATION
  CORPORATION

By:                                        By:    /s/[**]
                                                  ------------------------------

                                                  General Manager
Title:                                     Title: Mobile Communications Division
                                                  ------------------------------

Dated: 5/2/95                              Dated: 5/8/95
       -------------------------                  ------------------------------

                                     ATTEST:

                                           By:    /s/ [**]
                                                  ------------------------------

                                                  [**]
                                                  Mobile Communications
                                           Title: Systems Division
                                                  ------------------------------

                                           Dated: 5/8/95
                                                  ------------------------------

____________
         **  Material has been omitted and filed separately with the Commission.

                               Index of Appendices

Appendix A - NEC Corporate Sales Projections

Appendix B - ITC Patents